UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OXFORD RESOURCE PARTNERS, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Oxford Resource Partners, LP

Please Contact MacKenzie Partners Today

to Vote your Units of Oxford Resource Partners, LP to

Restart Distributions

AND SECURE YOUR INVESTMENT IN OXFORD!

December 16, 2014

Dear Oxford Resources Unitholder:

The Special Meeting of Unitholders of Oxford Resource Partners, LP (“Oxford”) is scheduled to be held on December 23, 2014.

It is very important that all unitholders have their voices heard. The Oxford proxy statement and voting ballot were sent to you in an earlier mailing but to date we have not received your vote instruction. We urge you to please vote your Oxford units today. You may do so by contacting MacKenzie Partners toll-free at 1-888-410-7850. MacKenzie has been engaged by Oxford to assist in gathering the votes for the Special Meeting.

A vote FOR the proposals has been recommended by three leading independent proxy advisory firms. Oxford’s press release in that regard is attached. Additionally, 97% of the votes cast so far have been voted for the transactions, indicating strong unitholder support from those that have voted.

The proposals require the approval of our public unitholders by a majority vote FOR the proposals. Therefore, not voting will have the same effect as voting AGAINST the restructuring plan proposals.

No matter how many units you hold your vote is very important. Please contact MacKenzie Partners today so we may assist in processing your vote – this will only take a few minutes of your time. THIS IS EXTREMELY IMPORTANT FOR THE FUTURE VIABILITY OF OXFORD! YOUR VOTE FOR IS CRITICAL!

MacKenzie’s team of representatives can be reached toll-free at 1-888-410-7850 or 1-212-929-5500 (call collect). Please be advised that you do not need your proxy card to vote your units. Simply call MacKenzie today and they can take your vote over the telephone. You may also contact them with your voting instructions via email at: proxy@mackenziepartners.com.

Thank you for your time and consideration.

Sincerely,

Oxford Resource Partners, LP

PLEASE VOTE TODAY by calling Toll-Free 1-888-410-7850

Partnership Contact:

Bradley W. Harris

(614) 643-0314

ir@OxfordResources.com

Oxford Resource Partners, LP Receives “FOR” Recommendations from Three Leading Independent Proxy

Advisory Firms Related to Unitholder Approval of Proposed Transactions with Westmoreland

Institutional Shareholder Services, Glass Lewis and Egan-Jones Unanimous in their Support for Unitholder Approval of all Proposed Transactions with Westmoreland

Columbus, Ohio – December 15, 2014 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) today announced that Institutional Shareholder Services (ISS), Glass, Lewis & Co. (Glass Lewis) and Egan-Jones Proxy Services (Egan-Jones), three leading independent proxy advisory firms, have all issued reports recommending that Oxford unitholders vote “FOR” on all of the proposals required to carry out the recently announced transactions with Westmoreland Coal Company (“Westmoreland”).

“We are pleased that these leading proxy advisory firms have indicated their support for the proposed transactions with Westmoreland, and we encourage all of our unitholders to vote FOR all proposals enabling us to conclude the transactions,” said Charles C. Ungurean, Oxford’s President and Chief Executive Officer.

The Partnership’s board of directors strongly encourages all unitholders to vote their units FOR the proposals promptly to be sure their units are represented at the Special Meeting of Unitholders to be held on December 23, 2014. All unitholders, regardless of the number of units they own, are asked to vote by internet, telephone or mail. Unitholders who have any questions, require assistance in voting the proxy card, or need additional copies of Oxford’s proxy materials are encouraged to contact MacKenzie Partners toll-free at (800) 322-2885.

About Oxford

Oxford Resource Partners, LP is a low-cost producer of high-value thermal coal in Northern Appalachia. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.

Additional Information and Where to Find It

In connection with the proposed transactions, the Partnership filed with the SEC a definitive proxy statement and other relevant documents on December 1, 2014. The definitive proxy statement and a form of proxy have been mailed to the Partnership’s unitholders. Unitholders are urged to read the definitive proxy statement and any other documents filed with the SEC in connection with the proposed transactions or incorporated by reference in the proxy statement because they contain important information about the proposed transactions.

Oxford unitholders will be able to obtain copies of the definitive proxy statement as well as other filings containing information about Oxford, without charge, at the SEC’s website, http://www.sec.gov. Copies of documents filed by Oxford with the SEC are made available free of charge on Oxford’s website (www.oxfordresources.com) under “Investor Relations.”

Participants in Solicitation

The directors and executive officers of the Partnership’s general partner may be deemed to be participants in the solicitation of proxies from the Oxford unitholders in respect of the proposed transactions. Information about the directors and executive officers of the Partnership’s general partner is set forth in Oxford’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 4, 2014. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement.

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